Exhibit 10.6

EQUIPMENT SCHEDULE

EQUIPMENT SCHEDULE NO. 3

This Equipment Schedule No. 3, dated as of August 8 , 2025, (this “Equipment Schedule”) is between WWTAI AIROPCO 1 BERMUDA LTD. (“Lessor”) and

GLOBAL CROSSING AIRLINES, INC. (“Lessee”).

This Equipment Schedule supplements (and incorporates the terms and conditions of) the Engine Lease General Terms Agreement dated as of January 17, 2024 (as amended or supplemented from time to time, the “GTA” and together with this Equipment Schedule, the “Lease”), between Lessor and Lessee, and the following described Engine is hereby subject to the terms and conditions of the Lease:

1.
Engine: One (1) International Aero Engines model V2527-A5 engine bearing manufacturer’s serial number V12884, in QEC configuration in accordance with minipack provided component inventory list less nose cowl, thrust reverser and cascades, with an engine transportation stand as further described in the Delivery Receipt.
2.
Replacement Value: Ten Million Five Hundred Thousand Dollars (US$10,500,000).
3.
Liability Insurance Amount: Seven Hundred Fifty Million Dollars (US$750,000,000).
4.
Deposit: One Hundred Twenty-Five Thousand Dollars (US$125,000).
5.
Basic Rent: Basic Rent for the Engine shall be payable monthly in advance on each Basic Rent Payment Date at the rate of Seventy-Four Thousand Dollars (US$74,000) per month.
6.
Supplemental Rent: Supplemental Rent for the Engine shall be payable monthly in arrears on each Supplemental Rent Payment Date at the following rates:

Type of Supplemental Rent	Amount of Supplemental Rent
Flight Cycle (FC) rate:	US$315.34 per cycle
Flight Hour (FH) to FC usage rate:	The Dollar amount per flight hour shall be payable at a rate corresponding to the flight hour to cycle ratio listed on the table attached in Annex A.

The Supplemental Rent rates are effective for all of 2025. The Flight Hour and Flight Cycle rates shall escalate by three and one half percent (3.5%) per annum (rounded to the nearest whole Dollar) beginning on January 1, 2026. The Flight Cycle rate shall escalate annually in January and will be subject to periodic escalation commensurate with the percentage increase between each engine manufacturer’s catalogue publication for a comparable LLP stack.

7.
Delivery Date: The date of the Delivery Receipt.

8.
Delivery Location: The facilities of AeroTech Ops in Medley, Florida, United States of America or such other location as may be agreed between Lessor and Lessee in writing in advance.
9.
Delivery Condition: The Engine will be in serviceable condition, with a dual (FAA/EASA) release FAA 8130-3/EASA Form 1.
10.
Delivery Engine Documentation: The Engine will be delivered with current and updated records as per below:

1. FAA 8130-3/EASA Form 1	5. VBSI Report	9. Oil Consumption Report
2. LLP Status	6. VBSI Video	10. All available shop visit records
3. Non-Incident Statement	7.QEC/LRU Inventory	11. All available SB records
4. AD Status	8. ECM Data (6 Months)	12. All available AD records

11.
Redelivery Location: The Delivery Location or such other location as may be agreed between Lessor and Lessee in writing in advance.
12.
Term Expiry Date: The earliest to occur of: (a) the date this Equipment Schedule is terminated pursuant to Section 10(a) of the GTA; (b) sixty (60) months following the Delivery Date; (c) the date of removal of the Engine due to AD 2022-02-09; (d) the date the Engine becomes Unserviceable as a result of the failure of the existing 600FH Nozzle Guide Vane re-inspection;

(e) the date the Engine becomes Unserviceable due to failure of the existing 600FH HPT Blade re-inspection; or (f) an FAA Airworthiness Directive falls due that requires removal of Engine from wing; in each case, unless terminated earlier in accordance with the terms of the Lease.

13.
Additional Insureds: Lessor, FTAI Aviation Ltd., FTAI Aviation LLC, Allaviation Leasing (IGO No. 3) Limited, Avolon Aerospace Leasing Limited and each of their respective Affiliates, shareholders, subsidiaries, directors, officers, members, servants, agents, transferees, partners, contractors, subcontractors, representatives, controlling persons, successors, assigns and employees.
14.
Lease Extension: Lessee and Lessor shall have the option to extend the Lease Term upon mutual agreement for a minimum of three (3) months following the Term Expiry Date under the same commercial terms as outlined herein, following written notice by Lessee to Lessor no later than three (3) months prior to the Term Expiry Date. Any extension of the Lease Term pursuant to this Section 12 shall be documented in a signed amendment agreement in respect of this Equipment Schedule between Lessor and Lessee.
15.
Engine Condition at Redelivery: Each of Lessor and Lessee hereby agree that (a) notwithstanding Section 10 of the GTA, the Engine may be Redelivered by Lessee to Lessor with “on watch” items and reduced interval inspections to the extent the same are attributable to normal wear and tear or to the extent the same are pre-existing at the time the Engine is Delivered by

Lessor to Lessee; (b) Lessee will not be liable for damage and any cost of repair (i) resulting from normal wear and tear; (c) in the event that the Engine is Redelivered by Lessee to Lessor in accordance with Section 10(a) of the GTA, Lessee shall not be obligated to provide an MPA run report in respect of the Engine at Redelivery; and (d) in the event defects or items outside manufacturer’s limits are discovered in accordance with Section 10 (c) of the GTA, then Lessee shall not be responsible to rectify such findings, unless due to an Excluded Event .

16.
Engine Documentation at Redelivery. The Engine will be returned with the following documentation:

1, QEC/LRU Inventory	7. Airline AD Status	13. Non-Incident Statement
2. Redelivery VBSI Report	8. Airline SB Status	14. MPD Task Card Status
3. Redelivery VBSI Video	9. ECM (6 months)	15. OIL Consumption Report
4.Installation LLP Status	10. MPA Run Report	16. Combustion Statement
5.Removal LLP Status	11. Operator Removal Tag (TT/TC)	(*)Originals of the above forms
6.Removal/Installation History	12. FAA 8130-3/EASA Form 1

If the Engine is returned Unserviceable pursuant to Section 10(a) of the GTA, or is returned with an LLP limiter having less than one hundred (100) cycles remaining, then Lessee’s obligation to provide items 1, 2, 3, 10, 12, and 14 will be waived.

17.
Definitions: All capitalized terms used but not defined herein shall have the meanings assigned thereto in the GTA.
18.
Conflicting Terms. In the event of any conflict between the terms of this Equipment Schedule and the GTA, the terms of this Equipment Schedule will be controlling.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Equipment Schedule as of the date first written above.

WWTAI AIROPCO 1 BERMUDA LTD., as

Lessor

ANNEX A

TO EQUIPMENT SCHEDULE NO. 3

FH/FC Ratio	< 0.87	.87 - 1.11	1.12 - 1.36	1.37 - 1.61	1.62 - 1.86	1.87 - 2.11	2.12 - 2.36	2.37 - 2.61	2.62 - 2.86	2.87 - 3.11	> 3.12
V2527-A5 Area A	$514	$416	$348	$301	$272	$250	$231	$217	$209	$204	$200